UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 20, 2025
LanzaTech Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40282	92-2018969
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8045 Lamon Avenue, Suite 400 Skokie, Illinois	60077
(Address of principal executive offices)	(Zip Code)
(847) 324-2400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LNZA	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	LNZAW	The Nasdaq Stock Market LLC

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 20, 2025, the Board of Directors (the “Board”) of LanzaTech Global, Inc. (the “Company”) increased the size of the Board from eight (8) directors to nine (9) directors and appointed Jill Frizzley to fill the vacancy created by the increase in the number of directors. Ms. Frizzley will serve as a Class III director until the Company’s 2026 annual meeting of stockholders and until her successor is elected and qualified, or until her resignation or removal. Ms. Frizzley will serve on the Strategic Committee of the Board.
Ms. Frizzley currently serves as the president of Wildrose Partners LLC, an independent consulting company providing governance and related advisory services to corporations, a position she has held since June 2019. From 2016 through May 2019, Ms. Frizzley served as Counsel at the law firm of Weil, Gotshal & Manges LLP. Ms. Frizzley has served as a director on numerous public and private boards of directors, advising across corporate governance, transactions and other solutions in transformative moments for companies. Currently, Ms. Frizzley is serving as a director for Akoustis Technologies Inc., since August 2024. She previously served on the boards of directors for the following public companies in the last five years: Proterra Inc., iMedia Brands, Inc., Invitae Corporation, Virgin Orbit Holdings, Inc., Surgalign Holdings, Inc., Avaya Holdings Corporation, Hudson Technologies, Inc. and Vivus, Inc. Ms. Frizzley holds a BSc degree from the University of Alberta and an LLB degree from the University of Toronto Faculty of Law.
In connection with the appointment of Ms. Frizzley to the Board, the Company entered into an engagement agreement (the “Engagement Agreement”) with Ms. Frizzley, pursuant to which Ms. Frizzley agreed to serve as a director on the Board. The Engagement Agreement provides for a fixed monthly cash fee of $40,000, which is payable in advance monthly, as well as a $7,500 per diem for time devoted to meetings or activities outside the scope of normal Board duties.
Other than the Engagement Agreement, there is no arrangement or understanding between Ms. Frizzley and any other person pursuant to which she was selected as a director, and Ms. Frizzley has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, the Board undertook a review of the independence of Ms. Frizzley and affirmatively determined that she is an independent director in accordance with the listing standards of the Nasdaq Stock Market LLC.
Item 8.01 Other Events.
As previously announced, LanzaTech is focused on shifting its core operations from research and development to globally deploying the Company’s proven technology. LanzaTech is streamlining its priorities to sharpen its business focus and improve its cost structure, and as part of these initiatives, is pursuing capital raising, partnership or asset-related opportunities, and other potential transactions.
The Company has engaged Rothschild & Co as its financial advisor and investment banker to support the evaluation and execution of various strategic options.
Item 7.01 Regulation FD Disclosure.
The ongoing strategic measures described above have required a significant amount of management’s time and other Company resources. As a result, the Company will be filing a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission with respect to its Annual Report on Form 10-K for the year ended 2024. Additionally, the Company will not release its fourth quarter of 2024 and full-year 2024 earnings disclosures, nor host its previously announced March 31, 2025, earnings conference call. The Company anticipates that it will file its Form 10-K within the extension period prescribed in Rule 12b-25 under the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 26, 2025

LANZATECH GLOBAL, INC.

By:	/s/ Joseph Blasko
Name:	Joseph Blasko
Title:	General Counsel and Corporate Secretary
3